[BETZDEARBORN LETTERHEAD]

[LOGO]


January 8, 1998


The Board of Directors                                             EXHIBIT 5(a)
BetzDearborn Inc.
4636 Somerton Road
Trevose, PA 19053

RE:      BetzDearborn Inc.
         Stock Option Plan of 1987, as Amended
         -------------------------------------


Ladies and Gentlemen:

This opinion is rendered in connection with the registration of 2,000,000 shares of Common Stock (par value $0.10 per share) of BetzDearborn Inc. ("Company") with the Securities and Exchange Commission on Form S-8 for issuance under the above referenced Company Plan.

As General Counsel to the Company, I am familiar with its legal affairs and the legal affairs of its wholly owned subsidiaries which participate, or whose employees are eligible to participate, in the aforementioned plan. Additionally, I have examined such corporate records, certificates, documents and other instruments, and such factual information otherwise supplied to me as I have deemed necessary or appropriate to enable me to render the opinions hereinafter expressed below.

Based upon such examination, I am of the opinion that the issuance of the shares of Common Stock under the aforementioned plan has been duly authorized by the necessary corporate action of the Company and that such shares, if issued in accordance with the terms of such Plan, will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and the reference to me under the caption "Exhibit Index" in such Registration Statement on Form S-8.


Very truly yours,

BETZDEARBORN INC.


/S/ Linda R. Hansen
-------------------------
Linda R. Hansen
Vice President, Secretary
and General Counsel


LRH/ko